UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)

                            SonomaWest Holdings, Inc.
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                    835637109
                                 (CUSIP Number)

                            Walker Roberts Stapleton
                        President/Chief Executive Officer
                            SonomaWest Holdings, Inc.
                            1600 Broadway, Suite 2400
                                Denver, CO 80202
                            United States of America
                                 (303) 542-1974
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 14, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 1 of 20
--------------------------------------- -------------------------------------- -------------------------------------

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
NUMBER.

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Craig R. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 268,137
                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 282,615
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH
                                 268,137
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 282,615
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         550,752 (1)
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         48.0%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

(1) Includes 268,137 shares beneficially owned directly by Mr. Stapleton and 282,615 shares held by the other persons who are filing this joint Schedule 13D and with whom Mr. Stapleton shares voting and dispositive powers.

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 2 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Dorothy W. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 26,693
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH

                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 26,293
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,293
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.3%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 3 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Walker R. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF/00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 97,410
       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER

                                 97,410
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         97,410
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 4 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Wendy S. Reyes, Trustee, Separate Property Trust
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF/00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 98,298
       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER

                                 98,298
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         98,298
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.5%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 5 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Benjamin F. Stapleton IV
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   2,766
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,766
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,766
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 6 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Benjamin F. Stapleton IV
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Colorado
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   1,033
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,033
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,033
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 7 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Sarah F. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   2,766
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,766
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,766
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 7 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Sarah F. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Colorado
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   1,033
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,033
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,033
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 9 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Katharine H. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Colorado
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   861
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 861
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         861
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 10 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Katharine H. Stapleton, Custodian for Karina Stapleton, UGMA
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 1,868
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH

                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,868
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,868
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 11 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Harmes C. Fishback Foundation
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Colorado
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   2,854
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,854
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,854
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 12 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Charles T. Schulze
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   5,749
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 5,749
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,749
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 13 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Peter B. and Karen G. Schulze JTWROS
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         PF
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   37,080
       REPORTING         -------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 37,080
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         37,080
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 14 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Peter B. Schulze, Custodian for Isaiah Schulze, UGMA
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER


                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                       323
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH

                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                       323
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         323
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 15 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Elias Schulze
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER


       NUMBER OF          ------------------------------------------------------------------------------------------
         SHARES
      BENEFICIALLY         8     SHARED VOTING POWER
        OWNED BY
          EACH                   1,509
       REPORTING          ------------------------------------------------------------------------------------------
         PERSON
          WITH             9     SOLE DISPOSITIVE POWER


                          ------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,509
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,509
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 16 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Isaiah Schulze
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 1,186
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH

                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,186
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,186
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 17 of 20
--------------------------------------- -------------------------------------- -------------------------------------

--------------------------------------------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Trust FBO Eliana Joy Schulze
--------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a)[X]
                                                                                                (b)[ ]
--------------------------------------------------------------------------------------------------------------------

   3     SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4     SOURCE OF FUNDS (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                                            [ ]

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


                         -------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES            8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 1,186
          EACH           -------------------------------------------------------------------------------------------
       REPORTING
         PERSON            9     SOLE DISPOSITIVE POWER
          WITH

                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,186
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,186
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                                        [ ]
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

         00
--------------------------------------------------------------------------------------------------------------------

         Unless specifically amended in an amendment hereto, the disclosures set forth in this Schedule 13D shall remain unchanged.

Item 4.  Purpose of the Transaction

         Each Filing Person acquired the shares of Common Stock reported opposite his name in Item 5 below for his own account or the account of its beneficiary and for investment purposes.

         The Filing Persons intend to evaluate on an ongoing basis the Company's financial condition, assets, business, operations and prospects, the market price for the shares of Common Stock, conditions in the securities markets generally, general economic conditions and other factors affecting the Company. Depending on factors deemed relevant by the Filing Persons, including, but not limited to, those set forth in the preceding sentence, the Filing Persons reserve the right to formulate plans and/or make proposals which would result in changes in the board of directors, management, capitalization, finances, business or governance of the Company or would result in an extraordinary corporate transaction involving the Company or a sale of a material amount of its assets and take such other actions with respect to their investment in the Company as they may determine. Walker R. Stapleton has withdrawn his earlier proposal that the Company's management consider one or more transactions for the purpose of taking the Company private. The Filing Persons reserve the right to change their plans and intentions at any time and from time to time as they deem appropriate.

         Each Filing Person may purchase additional shares of Common Stock or may sell or otherwise dispose of all or a portion of the shares of Common Stock held by such Filing Persons in public or private transactions. Any such transactions may be effected at any time or from time to time, subject to federal and state securities laws.

Item 5.  Interest in Securities of the Issuer

         As of November 14, 2006, each Filing Person beneficially owned the following number of shares of Common Stock:

Name of Filing Person        Number of Shares            Percent of Outstanding
                             Beneficially Owned
---------------------        -------------------         ----------------------
Craig R. Stapleton               550,752 (1)                     48.0%
----------
(1) Includes 268,137 shares beneficially owned directly by Mr. Stapleton and 282,615 shares held by the other Filing Persons and with whom Mr. Stapleton shares voting and dispositive powers.

Dorothy W. Stapleton             26,293                           2.3%

Walker R. Stapleton              97,410                           8.4%

Wendy S. Reyes, Trustee          98,298                           8.5%
Separate Property Trust

Benjamin F. Stapleton IV          2,766                           0.2%

Trust FBO Benjamin F.
Stapleton IV                      1,033                           0.1%

Sarah F. Stapleton                2,766                           0.2%

Trust FBO Sarah F. Stapleton      1,033                           0.1%

Trust FBO Katharine H.
Stapleton                           861                           0.1%

Katharine H. Stapleton,
Custodian for
Karina Stapleton UGMA             1,868                           0.2%

Harmes C. Fishback
Foundation                        2,854                           0.2%

Charles T. Schulze                5,749                           0.5%

Peter B. and Karen G.
Schulze, JTWROS                  37,080                           3.2%

Peter B. Schulze, Custodian
for Isaiah Schulze, UGMA            323                           0.1%

Trust FBO Elias Schulze           1,509                           0.1%

Trust FBO Isaiah Schulze          1,186                           0.1%

Trust FBO Eliana Joy Schulze      1,186                           0.1%


         The percentages set forth above are based on a total of 1,155,257 shares of Common Stock outstanding as of November 10, 2006, as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 as filed with the Securities and Exchange Commission on November 14, 2006.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 20, 2006



                               /s/ Walker R. Stapleton
                               ---------------------------------------------
                               Signature
                               Walker R. Stapleton, individually and as
                               attorney-in-fact for the other Filing Persons

                               President and CEO
                               ---------------------------------------------
                               Name/Title